EXHIBIT 2.3

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated January 25, 2012 is among (i) INFOSPACE, INC., a Delaware corporation (the “Acquiror”), (ii) BLUEBUNCH ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of the Acquiror (“Sub”), (iii) 2SS HOLDINGS, INC., a Delaware corporation (the “Company”), (iv) TA Associates Management, L.P. solely in its capacity as Stockholder Representative, and (v) Lance Dunn solely in his capacity as Stockholder Representative.

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger among the parties hereto dated as of January 7, 2012 (the “Merger Agreement”);

WHEREAS, Section 10.2 of the Merger Agreement provides for the amendment of the terms of the Merger Agreement upon the written agreement of the parties, and the parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. No Waiver of Closing Conditions. Each party hereby acknowledges and agrees that the approval and execution of this Amendment shall not be deemed to be a waiver of any of the conditions to Closing set forth in Article VII of the Merger Agreement.

3. Section 1.1. The definition of “Escrow Agent” in Section 1.1 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

“Escrow Agent” means Computershare Trust Company, N.A., a federally chartered trust company, or its successor under the Escrow Agreement.

4. Section 2.7(d). Section 2.7(d) shall be deleted and replaced in its entirety with the following:

“Each share of common stock, par value $.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $.001 per share, of the Surviving Corporation.”

5. Exhibit B — Form of Escrow Agreement. Exhibit B to the Merger Agreement shall be deleted and replaced in its entirety with an Escrow Agreement substantially in the form attached hereto as Exhibit A.

6. Effect on Merger Agreement. Except as provided in this Amendment, the Merger Agreement shall remain in full force and effect and unmodified.

7. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

8. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9. Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

[Signature Page Follows]

EXHIBIT 2.3

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFOSPACE, INC.

By:	/s/ William J. Ruckelshaus
Name: William J. Ruckelshaus
Title: President and CEO

BLUEBUNCH ACQUISITION, INC.

By:	/s/ Eric Emans
Name: Eric Emans
Title: CFO

2SS HOLDINGS, INC.

By:	/s/ Lance Dunn
Name: Lance Dunn
Title: Chief Executive Officer

TA ASSOCIATES MANAGEMENT, L.P. (solely in its capacity as a Stockholder Representative)

By:	/s/ Todd R. Crockett
Name: Todd R. Crockett
Title: Managing Director

/s/ Lance Dunn
Lance Dunn
(Solely in his capacity as a Stockholder Representative)

Exhibit A

Form of Escrow Agreement

[Attached]

ESCROW AGREEMENT

This Escrow Agreement, dated as of January     , 2012, is by and among InfoSpace, Inc., a Delaware corporation (“Acquiror”), TA Associates Management, L.P. and Lance Dunn (the “Stockholder Representatives” and, together with Acquiror, the “Escrow Parties”), and Computershare Trust Company, N.A. , a federally chartered trust company (the “Escrow Agent”).

WHEREAS, the Escrow Parties and 2SS Holdings, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated January     , 2012, by and among the Escrow Parties, the Company and certain other parties thereto (the “Merger Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement);

WHEREAS, Section 8.4 of the Merger Agreement provides that the parties thereto have agreed to set aside $20,000,000 (the “Escrow Amount”) from the Merger Consideration being paid by Acquiror under the Merger Agreement, which Escrow Amount (a) serves as a fund to satisfy Acquiror Indemnification Claims under Article VIII of the Merger Agreement and (b) will be distributed in accordance with the provisions of this Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Fund (as defined below in Section 2) established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Appointment of Agent and Representations of Stockholder Representatives. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment. The Stockholder Representatives represent and warrant to the Escrow Agent that they have been duly appointed as Stockholder Representatives and have the power and authority to (a) enter into this Agreement, (b) perform the obligations of the Stockholder Representatives hereunder and (c) take any and all actions and make any decisions required or permitted to be made by the Stockholder Representatives under this Agreement. In the event of the death, incapacity or resignation of a Stockholder Representative, the provisions in Section 2.11 of the Merger Agreement shall control the appointment of a new Stockholder Representative and, once appointed (written notice of which shall be provided to the Escrow Agent by the Acquiror and any remaining Stockholder Representative) any new Stockholder Representative shall be bound by all of the terms of this Agreement. The remaining Escrow Parties and the Escrow Agent shall be entitled to rely, without further inquiry, upon all actions taken by both the new and former Stockholder Representatives as having been taken upon the authority of the stockholders and optionholders of the Company, as of immediately prior to the Effective Time (the “Stockholders” and “Optionholders,” respectively), who are represented by such Stockholder Representatives.

2. Establishment of Escrow. Upon the Closing, Acquiror shall (a) cause the Escrow Amount to be deposited with the Escrow Agent and the Escrow Agent shall promptly upon request acknowledge to the Escrow Parties receipt of any funds so deposited; and (b) deliver one fully executed copy of this Agreement to the Escrow Agent. The “Escrow Fund” means the Escrow Amount, plus any earnings and less any losses based on deposit of the Escrow Amount in accordance herewith, minus all amounts released from escrow in accordance with the terms of this Agreement.

3. Patriot Act Disclosure, TIN Certification and Tax Matters. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

The Escrow Parties agree that for federal income tax purposes, any payment made by the Escrow Agent to the Stockholders shall be eligible to be treated as deferred purchase price and shall be subject to imputation of interest under Section 483 or Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”). The Escrow Parties agree that for federal income tax purposes, any payment made by the Escrow Agent to the Company for payment to the Optionholders shall be treated as compensation paid by the Company to the Optionholders.

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the IRS Form W-9 provided by the Acquiror. The Escrow Parties understand that, in the event a tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Fund. Unless and until distributed in accordance with this Escrow Agreement, Acquiror shall be treated as the owner of the Escrow Fund for U.S. federal income tax purposes and for all purposes of relevant state and local income taxes, and any taxable income generated by the earnings or other income from the investment or reinvestment of the Escrow Fund or any portion thereof (the “Taxable Income”), shall be reported as income of Acquiror for all relevant income tax purposes, and Acquiror shall pay any taxes payable on such Taxable Income. Within three (3) business days after the Escrow Agent’s receipt of written instruction from Acquiror (with a copy of such instruction to the Stockholder Representatives) or as soon as practicable thereafter, the Escrow Agent shall release to Acquiror, in accordance with payment instructions set forth in such written instructions, a portion of the Escrow Fund in an amount equal to forty percent (40%) of the Taxable Income for any tax year to allow Acquiror to pay the applicable taxes then due and payable with respect to such Taxable Income provided, however, that Acquiror shall not deliver any such written instructions more frequently than quarterly.

At the time of or prior to execution of this Agreement, the Escrow Agent shall be provided a properly completed and certified IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non-US persons) for each Stockholder. Upon distribution of any of the Escrow Amount to the Stockholders, in accordance with this Escrow Agreement, the Escrow Agent is authorized and directed to report a portion of the amount so distributed as a payment of interest to such Stockholders under Section 483 or Section 1274 of the Code in accordance with such IRS Form W-9 (or the appropriate Form W-8, in the case of non-US persons). The Escrow Parties understand that, in the event a tax identification number is not certified to the Escrow Agent, the Code may require withholding of a portion of any such distributions.

4. Deposit and Investment of the Escrow Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Escrow Fund shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Exhibit B to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the Escrow Fund in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit the Escrow Fund with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Fund that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

(b) The Escrow Agent shall pay interest on the Escrow Fund at a rate equal to the then current three month U.S. Treasury Bill rate. Such interest shall accrue to the Escrow Fund within three (3) business days of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the Escrow Amount that is not payable pursuant to this Section 4(b).

(c) The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Fund which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by a Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Fund at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

5) Release of the Escrow Fund.

(a) Distributions in Connection with Indemnification Claims.

(i) On or before 5:00 p.m. (Eastern time) on June 26, 2013 (the “Escrow Deadline”), Acquiror may deliver a certificate (an “Officer’s Certificate”) signed by an officer of Acquiror and delivered to the Escrow Agent and the Stockholder Representatives: (A) stating that Acquiror has paid, incurred, sustained or accrued Losses subject to indemnification under Article VIII of the Merger Agreement, (B) specifying in reasonable detail the calculation of the individual items of Loss included in the amount so stated, the date insofar as practicable each such item was paid, incurred or sustained, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related or the indemnification obligation to which such Losses are related, (C) the amount of cash sought to be delivered to Acquiror in compensation for such Losses pursuant to Section 8.4(c) of the Merger Agreement, and (D) instructions for the payment of such amount to or as directed by Acquiror upon resolution of such claim pursuant to Sections 5(a)(i)(A), (B), (C), (D) OR (E) below (an “Acquiror Indemnification Claim”). Upon resolution of any such Acquiror Indemnification Claim permitting recovery from the Escrow Fund in accordance with the terms of the Merger Agreement, the Escrow Agent shall deliver to Acquiror that portion of the Escrow Fund equal to:

(A) in the case of an Acquiror Indemnification Claim for which the Escrow Agent receives written authorization from the Stockholder Representatives acting together to make such delivery, the amount of recovery specified in such Officer’s Certificate;

(B) in the case of an Acquiror Indemnification Claim for which the Stockholder Representatives fail to deliver an objection in writing to the Escrow Agent about the Losses claimed in the Officer’s Certificate or a written authorization in accordance with Section 5(a)(i)(A) above within thirty (30) days after delivery of the Officer’s Certificate to the Escrow Agent, the amount of recovery specified in such Officer’s Certificate;

in the case of an Acquiror Indemnification Claim settled by written agreement between Acquiror and the Stockholder Representatives under the Merger Agreement and upon the Escrow Agent’s receipt from Acquiror of a copy of such written agreement signed by Acquiror and the Stockholder Representatives, the amount of recovery specified in such written agreement;

(C) in the case of an Acquiror Indemnification Claim settled by written agreement between Acquiror and the Stockholder Representatives under the Merger Agreement and upon the Escrow Agent’s receipt from Acquiror of a copy of such written agreement signed by Acquiror and the Stockholder Representatives, the amount of recovery specified in such written agreement;

(D) in the case of an Acquiror Indemnification Claim settled by the Independent Accountants under Section 2.9(h)(iii) and (iv) of the Merger Agreement (related to the working capital adjustment) and upon the Escrow Agent’s receipt from Acquiror of a copy of such final determination from the Independent Accountants, the amount of recovery specified in such final determination; or

(E) in the case of an Acquiror Indemnification Claim submitted to a judicial proceeding pursuant to the Merger Agreement and upon the Escrow Agent’s receipt from Acquiror of a certified copy of the award from such proceeding in a judgment that is non-appealable and final, accompanied by a written certification that such award is non-appealable and final, the amount of recovery set forth in such award.

(ii) On or before 5:00 p.m. (Eastern time) on                     , 2015 [insert the date that is twenty Business Days after the three-year anniversary of the Closing Date] (the “Fundamental Representations and Tax Matters Escrow Deadline”), Acquiror may deliver an Officer’s Certificate to the Escrow Agent and the Stockholder Representatives: (A) stating that Acquiror has paid, incurred, sustained or accrued Losses subject to indemnification under Article VIII of the Merger Agreement that are solely based on (x) breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.4 or 3.15 of the Merger Agreement or (y) Section 8.2(e) of the Merger Agreement, (B) specifying in reasonable detail the calculation of the individual items of Loss included in the amount so stated, the date insofar as practicable each such item was paid, incurred or sustained, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related or the indemnification obligation to which such Losses are related, (C) the amount of cash sought to be delivered to Acquiror in compensation for such Losses pursuant to Section 8.4(c) of the Merger Agreement, and (D) instructions for the payment of such amount to or as directed by Acquiror upon resolution of such claim pursuant to Sections 5(a)(ii)(A), (B), (C), or (D) below (an “Acquiror Fundamental Representation or Tax Claim”). Upon resolution of any such Acquiror Fundamental Representation or Tax Claim permitting recovery from the Escrow Fund in accordance with the terms of the Merger Agreement, the Escrow Agent shall deliver to Acquiror that portion of the Escrow Fund equal to:

(A) in the case of an Acquiror Fundamental representation or Tax Claim for which the Escrow Agent receives written authorization from the Stockholder Representatives acting together to make such delivery, the amount of recovery specified in such Officer’s Certificate;

(B) in the case of an Acquiror Fundamental Representation or Tax Claim for which the Stockholder Representatives fail to deliver an objection in writing to the Escrow Agent about the Losses claimed in the Officer’s Certificate or a written authorization in accordance with Section 5(a)(ii)(A) above within thirty (30) days after delivery of the Officer’s Certificate to the Escrow Agent, the amount of recovery specified in such Officer’s Certificate;

(C) in the case of an Acquiror Fundamental Representation or Tax Claim settled by written agreement between Acquiror and the Stockholder Representatives under the Merger Agreement and upon the Escrow Agent’s receipt from Acquiror of a copy of such written agreement signed by Acquiror and the Stockholder Representatives, the amount of recovery specified in such written agreement; or

(D) in the case of an Acquiror Fundamental Representation or Tax Claim submitted to a judicial proceeding pursuant to the Merger Agreement and upon the Escrow Agent’s receipt from Acquiror of a certified copy of the award from such proceeding in a judgment that is non-appealable and final, accompanied by a written certification that such award is non-appealable and final, the amount of recovery set forth in such award.

(iii) If Acquiror has provided notice of an Acquiror Indemnification Claim or Acquiror Fundamental Representation or Tax Claim in accordance with Section 5(a)(i) or Section 5(a)(ii), as applicable, and such claim remains unresolved as of the Fundamental Representations and Tax Matters Deadline, then all amounts subject to such unresolved claims shall remain in the Escrow Fund and this Agreement shall continue in effect until all such claims shall have been resolved.

(iv) Within three (3) business days following June 26, 2013 (the “Escrow Distribution Date”), or as soon as possible thereafter using commercially reasonable efforts, the Escrow Agent shall, pursuant to written instructions from the Stockholder Representatives (a copy of which shall be delivered to Acquiror by the Stockholder Representatives) and subject to Section 5(a)(vii) below), distribute to the Stockholders and to the Company for payment to the Optionholders any portion of the Escrow Fund which exceeds the sum of (i) $5,000,000 (the “Fundamental Representations and Tax Escrow Amount”), which amount shall continue to be held in escrow until distributed in accordance with Section 5(a)(v) below, and (ii) any amounts (each, a “Retained Acquiror Claim Amount”) on that date reserved against pending Acquiror Indemnification Claims that have yet to be resolved (each, an “Unresolved Acquiror Claim”), which Retained Acquiror Claim Amounts shall continue to be held in escrow pursuant to the terms hereof until such time as such Unresolved Acquiror Claim is resolved. Following final resolution of any Unresolved Acquiror Claim in accordance with this Section 5, the Escrow Agent shall, pursuant to written instructions from the Stockholder Representatives and subject to Section 5(a)(vii) below), distribute to the Stockholders and the Company for payment to the Optionholders, that portion of the applicable Retained Acquiror Claim Amount, if any, that is not released to Acquiror. Written instructions delivered by the Acquiror (after consultation with the Stockholder Representatives) to the Escrow Agent pursuant to this paragraph shall specify the names of the Stockholders and Optionholders the amount to be distributed to each such Stockholder and Optionholders, the amount of such distribution treated as imputed interest under Section 483 or Section 1274 of the Code, and instructions for the payment of such amounts to each such Stockholder and Optionholder.

(v) Subject to Section 5(a)(iii) above, within three (3) business days following                     , 2015 [date that is twenty Business Days after the three year anniversary of the Closing Date] (the “Fundamental Representations and Tax Matters Escrow Distribution Date”), or as soon as possible thereafter using commercially reasonable efforts, the Escrow Agent shall, pursuant to written instructions from the Stockholder Representatives (a copy of which shall be provided to Acquiror by the Stockholder Representative) and subject to Section 5(a)(vii) below), distribute to the Stockholders and the Company for payment to the Optionholders all amounts then remaining in the Escrow Fund (other than amounts reserved against Unresolved Acquiror Claims that are still pending as of such date) that have not been and are not to be distributed to Acquiror; provided, however, that notwithstanding the foregoing, in the event that on and as of the Fundamental Representations and Tax Matters Escrow Distribution Date there exist any duly submitted Acquiror Fundamental Representation or Tax Claims that have yet to be resolved (each, an “Unresolved Acquiror Fundamental Representation or Tax Claim”), then the Escrow Agent shall holdback from the Fundamental Representations and Tax Escrow Amount the amount that is subject to each such Unresolved Acquiror Fundamental Representation or Tax Claim (the “Retained Acquiror Fundamental Representation or Tax Claim Amount”), which Retained Acquiror

Fundamental Representation or Tax Claim Amount shall continue to be held in escrow pursuant to the terms hereof until such time as an Unresolved Acquiror Fundamental Representation or Tax Claim is resolved. Following final resolution of any Unresolved Acquiror Fundamental Representation or Tax Claim in accordance with this Section 5, the Escrow Agent shall, pursuant to written instructions from the Stockholder Representatives and subject to Section 5(a)(vii) below), distribute to the Stockholders and the Company for payment to the Optionholders that portion of the applicable Retained Acquiror Fundamental Representation or Tax Claim Amount, if any, that is not released to Acquiror. Written instructions delivered by the Acquiror (after consultation with the Stockholder Representatives) to the Escrow Agent pursuant to this paragraph shall specify the names of the Stockholders and Optionholders, the amount to be distributed to each such Stockholder and Optionholder, the amount of such distribution treated as imputed interest under Section 483 or Section 1274 of the Code, and instructions for the payment of such amounts to each such Stockholder and Optionholder.

(vi) Notwithstanding anything to the contrary in this Agreement and in accordance with Section 2.11(b) of the Merger Agreement, the Stockholder Representatives shall be entitled to recover all fees and expenses incurred by them from any amounts that would otherwise be distributed to the Stockholders and the Company for payment to the Optionholders pursuant to Sections 5(a)(iv) and 5(a)(v) by specifying in written instructions delivered to the Escrow Agent pursuant to said Sections 5(a)(iv) and 5(a)(v) the amount of such fees and expenses and instructions for the payment thereof to or on behalf of the Stockholder Representatives.

(vii) The Escrow Parties agree that all distributions made by the Escrow Agent on behalf of optionholders of the Company shall be delivered to the Company for payment to the optionholders and to facilitate tax withholding obligations, as reflected in Section 2.10 of the Merger Agreement.

(b) Joint Instructions. Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives Joint Written Instructions in a form substantially similar to Exhibit A (“Joint Written Instructions”) as to the disbursement of the Escrow Fund, the Escrow Agent shall disburse the Escrow Fund pursuant to such Joint Written Instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

(c) Deficiency. Notwithstanding anything to the contrary in this Agreement, if any amount required to be paid with respect to the resolution of an Acquiror Indemnification Claim or Acquiror Fundamental Representation or Tax Claim exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance of the Escrow Fund in accordance with the terms of this Agreement and no party hereto shall have liability or responsibility to the Escrow Parties for any deficiency so long as the Escrow Fund has been deposited and invested in accordance with the terms of this Agreement.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by check in accordance with written payment instructions provided to the Escrow Agent by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7. Responsibilities and Liability of the Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement. The Escrow Agent may execute or perform any duty, responsibility or obligation hereunder either directly or through its agents or affiliates.

(b) Limitations on Liability of the Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties under this Agreement, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (a) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (b) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services (except in the event of the Escrow Agent’s bad faith, willful misconduct or gross negligence), even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent; provided, that if the Escrow Agent is uncertain or believes there is such a conflict or dispute it shall provide written notice of such uncertainty or belief, together with its underlying reasons, to the Escrow Parties. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of the Escrow Agent. The Escrow Parties jointly and severally agree to indemnify the Escrow Agent and its agents and affiliates for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) (the “Indemnified Expense”) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent or its agents and affiliates of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s or its or its agents’ and affiliates’ bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute under this Agreement, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent under this Agreement shall terminate upon the earliest to occur of the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement or the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

9. Removal of the Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent by giving no less than thirty (30) days’ prior written notice of such termination, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation under this Agreement to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive Joint Written Instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within fifteen (15) days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive Joint Written Instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest or other income earned, all distributions made and all fees and expenses withheld from the Escrow Fund in accordance with Section 13, which statements shall be delivered to the Escrow Parties at their respective addresses set forth below:

InfoSpace, Inc.

601 108th Ave NE, Suite 1200

Bellevue, WA 98004

Attention: General Counsel

Facsimile: (425) 201-6167

TA Associates Management, L.P.

c/o TA Associates, Inc.

John Hancock Tower, 56th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Chief Financial Officer

Facsimile: (617) 574-6728

Lance Dunn

c/o 2SS Holdings, Inc.

1425 60th St. NE, Suite 300

Cedar Rapids, IA 52402

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

13. Fees, Costs, and Expenses of the Escrow Agent. The Escrow Agent shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund; provided that no separate fee shall be charged for the escrow services provided hereunder. Any such fees or charges shall be netted out of the relevant amounts to be distributed, and the Escrow Parties agree that the Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent under this Agreement remain unpaid on the date such distribution would otherwise be made.

14. Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to Acquiror:

InfoSpace, Inc.

601 108th Ave NE, Suite 1200

Bellevue, WA 98004

Attention: General Counsel

Facsimile: (425) 201-6167

Copy (which shall not constitute notice to Acquiror) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101

Attention: Andrew Bor and Eric Delong

Facsimile: (206) 359-9000

If to the Stockholder Representatives:

TA Associates Management, L.P.

c/o TA Associates, Inc.

John Hancock Tower, 56th Floor

200 Clarendon Street

Boston, MA 02116 Attention: Chief Financial Officer

Facsimile: (617) 574-6728

And

Lance Dunn

c/o 2SS Holdings, Inc.

1425 60th St. NE, Suite 300

Cedar Rapids, IA 52402

Copy (which shall not constitute notice to the Stockholder Representatives) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Jeffrey Hadden and Kathy Fields

Facsimile: (617) 523-1231

and

Shuttleworth & Ingersoll, P.L.C.

115 Third Street SE, Suite 500

Cedar Rapids, IA 52401

Attention: Brian D. Bergstrom

Facsimile: (319) 365-8564

If to the Escrow Agent:

Computershare Trust Company, N.A.

350 Indiana Street, Suite 750

Golden, CO 80401

Attn: John Wahl / Rose Stroud

Fax: (303)262-0608

Any notice given under this Agreement may be given on behalf of any party by its counsel or other authorized representative. In all cases the parties hereto shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each of the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

Acquiror:

Name:

Telephone:

E-mail:

Stockholder Representatives:

Name:

Telephone:

E-mail:

Name:

Telephone:

E-mail:

15. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment. Subject to Section 2.11 of the Merger Agreement, this Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement may not be assigned by the Escrow Parties without the prior written consent of the other Escrow Parties; provided, that in the event of a permitted assignment, such assignor shall give notice to the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent’s requirements set forth in Section 3 above. This

Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

[end of text]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INFOSPACE, INC.

BY:
NAME:
TITLE:

TA ASSOCIATES MANAGEMENT, L.P.

BY:
NAME:
TITLE:

Lance Dunn

COMPUTERSHARE TRUST COMPANY, N.A.

BY:
NAME:
TITLE:

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 5(b) of the Escrow Agreement dated as of January [    ], 2012, by and among InfoSpace, Inc., a Delaware corporation (“Acquiror”), and TA Associates Management, L.P. and Lance Dunn (the “Stockholder Representatives”), and Computershare Trust Company, N.A. (the “Escrow Agent”), Acquiror and the Stockholder Representatives hereby instruct the Escrow Agent to release $[        ] from the Escrow Fund in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

INFOSPACE, INC.	TA ASSOCIATES MANAGEMENT, L.P.

By:	By:
Name:	Name:
Title:	Title:

Lance Dunn

Exhibit A to Amendment to Agreement and Plan of Merger

EXHIBIT B

APPROVED BANKS

Bank of America

Harris Bank

RBS (and affiliates with similar rating)

BNY Mellon

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